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                                                                      Exhibit 4

                     ADVANTA MANAGEMENT INCENTIVE PLAN 2000


1.  Purpose.

         This Plan is intended as an additional incentive to employees, other than those employees who are Officers (as defined below) to enter into or remain in the employ of Advanta Corp., a Delaware corporation (the "Company"), or a subsidiary thereof and to devote themselves to the Company's success. This Plan provides selected employees with an opportunity to acquire the Company's Class B Common Stock, par value $0.01 per share (the "Common Stock").

2.  Administration.

         This Plan shall be administered by the Board of Directors of the Company; however, the Board of Directors may designate a committee or committees to operate and administer the Plan in its stead, or designate one or more committees to operate the Plan in part, and itself operate the Plan with respect to persons not within the jurisdiction of such committee. Any of such committees designated by the Board of Directors, and the Board of Directors itself in its administrative capacity with respect to the Plan, is referred to as the "Committee." As used herein, the term "Officers" means any person who is an "officer" as that term is used for purposes of the rules and regulations governing companies listed on the NASDAQ National Market System. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be valid acts of the Committee. The interpretation and construction by the Committee of any provision of the Plan or of any Restricted Stock Award (as hereinafter defined) awarded hereunder shall be final, binding and conclusive.

3.  Eligibility.

         All employees of the Company or a subsidiary thereof, other than employees who are Officers, who are selected by the Committee to be eligible to receive a bonus pursuant to the Advanta Management Incentive Plan shall be eligible to receive shares (the "Restricted Shares") of Common Stock (the "Restricted Stock Awards") pursuant to this Plan. A person receiving a Restricted Stock Award under this Plan is referred to herein as an "Award Recipient." For purposes of this Plan, "subsidiary" shall include any corporation, partnership, joint venture or other entity in which the Company, directly or indirectly, has an equity interest of at least twenty percent (20%) or a significant financial interest, provided that the Committee has determined that such entity shall be deemed a "subsidiary" for purposes of this Plan. The aggregate maximum number of shares of Common Stock for which Restricted Stock Awards may be awarded under this Plan is 250,000.
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4.  Restricted Stock Awards.

         (a) Discretionary Grants of Restricted Stock. The Committee shall have the authority to make grants of Restricted Shares for a number of shares of Common Stock, and on such terms and conditions as the Committee, in its discretion, deems appropriate in order to take into account any facts and circumstances that influence the effectiveness of this Plan, or of this Plan along with any other plan or compensation arrangements of the Company, as a means by which the Company may provide appropriate, current performance incentives for eligible employees. Such facts and circumstances shall include, but are not limited to, any facts and circumstances related to levels of compensation and bonuses paid by other similarly situated employers, and current needs of the Company to encourage the retention of valued employees and to reward high levels of performance by such employees. The Committee's determinations with respect to any grants under this Section 4 shall be final, binding and conclusive.

         (b) New Participants. At such time as any employee (other than an employee who is or has been a participant in the Advanta Management Incentive Plan with Stock Election IV, such plan being referred to hereafter as "AMIP IV") becomes eligible to participate in this Plan for any reason (including promotion or being newly hired), he or she shall be permitted to elect (which election shall be irrevocable) a portion of such employee's annual bonus for services performed during 2000 and 2001 to be received in the form of Common Stock. The portion of each such bonus which may be elected in stock is an amount up to the employee's anticipated Target Bonus (as defined below), calculated on the basis of such employee's then base salary, and subject to such modifications as may be specifically provided for herein or in the terms of any grant document made applicable to such employee at the discretion of the Committee. The election shall be performed by the employee's execution of such forms as may be determined by the Committee. In general, the determination of the number of shares of Common Stock to be granted to an employee by reason of his or her election under this Section 4(b) shall be made by dividing the portion of the new participant's Target Bonus by the Base Price (as hereinafter defined). Nothing in this Plan shall be construed as permitting any person who is a participant in AMIP IV to have any right to make an election with respect to any grant of Restricted Shares made under this Plan, except to the extent otherwise specified by the Committee. For purposes of this Plan, in general, a new participant's "Target Bonus" shall mean his or her annualized target bonus for the then current calendar year, and a new participant's "Base Price" shall mean the average of the closing market prices per share of the Common Stock for each trading day in the ninety day period ending on the day before the date the recipient became eligible to participate in this Plan. Notwithstanding the foregoing, all determinations made under this Section 4(b) shall be subject to modification at the discretion of the Committee, including such modifications and adjustments as are permitted under Section 4(d) below.

         (c) Modification for Increases in Target Bonus Percentage. If any employee who is eligible to receive grants under this Plan would become eligible for a grant of Restricted Shares under the terms of AMIP IV as a result of an increase in such employee's prospective target bonus to a higher percentage of base salary, or if any employee who has received a grant of Restricted Shares under this Plan under Section 4(b) above has an increase in his or her prospective target bonus to a higher percentage of base salary (whether as a consequence of such
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participant receiving a promotion, or of other action by the Committee), then, to the extent that the participant previously elected to receive a percentage of 2000-2001 bonuses in stock under this Plan or under the terms of AMIP IV, as the case may be, that election shall be likewise applied to the additional target bonus resulting from the increase in the participant's target bonus percentage. Except as may otherwise be specified by the Committee, the number of additional shares of Restricted Stock awarded to the participant in such a case shall be based on the average of the closing market prices of the Common Stock for each trading day in the ninety day period ending on the day before the effective date of the promotion or other action by the Committee ("Target Increase Base Price"). If any employee is eligible for a grant of Restricted Shares under both this Plan and under AMIP IV, to the extent possible, such grant of Restricted Shares may, at the discretion of the Committee, be made under this Plan rather than under AMIP IV, and such shares shall be subject to the same terms and conditions as would have been applicable to such grant had it been made under AMIP IV.

         (d) Committee Adjustments to Restricted Stock Awards. In addition to any discretionary authority of the Committee under any other provision of this Plan, the Committee shall have the authority to make such adjustments to any of the components used in making any calculations related to grants of Restricted Shares, including determinations of the Base Price and Target Increase Base Price of the Restricted Shares covered by a Restricted Stock Award under this Plan. In addition, when making grants of Restricted Shares under this Plan, the Committee may make such grants as an adjustment with respect to grants made under any similar plan of the Company, and in doing so may make additional Restricted Stock Awards on such terms and conditions as the Committee, in its discretion, deems appropriate in order to meet the current needs of the Company to encourage the retention of valued employees and to reward high levels of performance by such employees. The Committee shall have authority to determine the adjustments and grants made under this Section 4(d), and any such determination by the Committee shall be final, binding and conclusive. Notwithstanding the foregoing, nothing contained in this Section 4(d) shall constitute authorization to grant more shares under the Plan than are authorized in the aggregate for grants of Restricted Stock Awards under the terms of the Plan. For these purposes, shares available for grant under the Plan shall include shares subject to Restricted Stock Awards that have been previously forfeited under the terms of the Plan.

5.   Vesting.

         (a) General. Restricted Shares shall fully vest upon the lapse of ten years from the date they are awarded as Restricted Stock Awards or on such other date as may be established by the Committee at its discretion. In addition, the Committee may accelerate the vesting of the Restricted Shares, and to the extent that the Committee or the Board of Directors approves payment of bonuses under the Advanta Management Incentive Plan, vesting will be accelerated annually with respect to the appropriate portion (as determined by the Committee) of the Restricted Shares on such date that the Company elects to pay bonuses for services performed during the years 2000 and 2001. The portion of any bonus award which exceeds the applicable "target" level will be paid in cash. Bonus awards which fall short of the applicable "target" bonus awards, as determined by the Committee or the Board of Directors, in their discretion, will be paid by reducing both the cash component and the number of shares of stock to be vested, on
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a pro rata basis. For purposes of determining the value of that portion of any bonus award to be paid by accelerating the vesting of Restricted Shares for a performance year, all Restricted Shares shall be valued by reference to the Base Price or to such other price as may have been utilized at the discretion of the Committee in determining the number of Restricted Shares initially granted or in determining the number of shares granted in addition to an original grant of Restricted Shares. The Committee shall take such actions in making determinations under this Section 5 so as to cause this Plan to operate, to the extent applicable, in conjunction with any other similar plan of the Company so as to result in appropriate bonus vesting of Restricted Shares consistent with the Company's overall program of incentive compensation.

         (b) Pro Rata Acceleration of Vesting of Restricted Shares in the Event of the Award Recipient's Death, Disability or Retirement. In the event of the death, disability (within the meaning of section 22(e)(3) of the Internal Revenue Code) or retirement of any Award Recipient under this Plan, the Committee may, at its discretion, after considering any relevant facts and circumstances, including facts and circumstances relating to the performance of such Award Recipient and of the Company for the portion of the then current year prior to such death, disability or retirement, direct that the vesting with respect to all or any portion of the Restricted Shares which would have become vested had the employee worked the entire year shall be accelerated and such Restricted Shares shall become fully vested.

         (c) Pro Rata Acceleration of Vesting of Restricted Shares in the Event of a Change of Control. In the event of, or upon the date set by the Committee to be an accelerated vesting date in anticipation of, a Change of Control, the Committee may, at its discretion, after considering any relevant facts and circumstances, including facts and circumstances relating to the performance of such Award Recipient and of the Company for the portion of the then current year prior to such actual or anticipated Change of Control, direct that the vesting with respect to a pro rata portion of the Restricted Shares which would have become vested had the employee worked the entire year shall be accelerated and such Restricted Shares shall become fully vested. A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's Class A Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving corporation's voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders' ownership of Class A Common Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than (a) the
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Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (b) any person who, on the date the Plan is effective, shall have been the beneficial owner of or have voting control over shares of Common Stock of the Company possessing more than twenty-five percent (25%) of the aggregate voting power of the Company's Common Stock) shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty-five percent (25%) of the outstanding shares of the Company's Class A Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two (2) years, unless the nomination for election of each new director who was not a director at the beginning of such two (2) year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

6.  Forfeiture of Restricted Shares.

         Except as may be specifically provided to the contrary by the Committee, or to the extent provided in Sections 5(b) or 5(c), above, all nonvested Restricted Shares shall be forfeited without the receipt of any payment by the Award Recipient upon the last day of the Award Recipient's employment or service with the Company or a subsidiary thereof. Restricted Shares which are forfeited may be canceled by the Company without any action by the Award Recipient.

7.  Transfer of Restricted Shares.

         No Restricted Shares awarded under this Plan may be transferred, pledged, or encumbered until such time as any such shares become vested.

8. Amendment of the Plan.

         The Board of Directors of the Company may amend this Plan from time to time in such manner as they may deem advisable. No amendment to this Plan shall adversely affect any outstanding Restricted Stock Award, however, without the consent of the Award Recipient.

9.  No Continued Employment.

         The award of a Restricted Stock Award pursuant to this Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any subsidiary thereof to retain the Award Recipient in the employ or service of the Company or any subsidiary thereof, and each such Award Recipient shall remain subject to discharge to the same extent as if this Plan had not been adopted.

10.  Withholding of Taxes.

         Whenever Restricted Shares vest or, if sooner, whenever an Award Recipient must include the Restricted Shares in income for federal income tax purposes, the Company shall have
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the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy all federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Restricted Shares or (b) take whatever action it deems necessary to protect its interests with respect to tax liabilities, including, without limitation, redeeming a portion of any Restricted Shares otherwise deliverable pursuant to this Plan with a then fair market value equal to such tax liabilities. The Company's obligation to make any delivery or transfer of vested Restricted Shares shall be conditioned on the Award Recipient's compliance with any withholding requirement to the Company's satisfaction.

11. Establishment of Rules by the Committee.

         The Committee shall have the authority to establish rules as it deems necessary or appropriate with respect to the Company's obligations in connection with the withholding requirements described in Section 10.

12.  Dividend and Other Rights.

         During the period from the date a Restricted Stock Award is granted to the date Restricted Shares are vested, the Award Recipient will be entitled to all rights of a holder of the Common Stock of the Company, including the right to receive dividends declared on such shares, as paid.

13.  Stock Certificates.

         The stock certificate(s) evidencing a Restricted Stock Award shall be registered in the name of the Award Recipient and shall bear a legend referring to the terms, conditions and restrictions applicable to such shares. The Committee may direct the Company to either retain physical possession or custody of or place into escrow the certificate(s) evidencing the Restricted Shares until such time as such shares are vested.